Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 7, 2006 with respect to the consolidated financial statements of Barrington Broadcasting Corporation for the year ended December 31, 2005 and the eight month period from May 1, 2004 through December 31, 2004 and of our report dated December 29, 2006 with respect to the combined financial statements of Chelsey Broadcasting Company of Quincy, LLC and Chelsey Broadcasting Company of Peoria, LLC for the period January 1, 2004 through April 30, 2004 and the year ended December 31, 2003, in the Registration Statement (Form S-4) and the related Prospectus of Barrington Broadcasting Group LLC and Barrington Broadcasting Capital Corporation for the registration of $125,000,000 of 10.5% Senior Subordinated Notes due 2014.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin
February 5, 2007